EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

United Energy Contact:
Ronald Wilen
Chairman and Chief Executive Officer
(201) 842-0288



           UNITED ENERGY ANNOUNCES $1.75 MILLION FINANCING ARRANGEMENT
                                WITH LAURUS FUNDS

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     March 24, 2004 - UNITED ENERGY CORP. (OTCBB: UNRG.OB) announced today that it has entered into a $1.75 million financing arrangement with Laurus Master Fund, Ltd. ("Laurus Funds"), a financial institution specializing in funding small and micro-capitalization companies. Under the arrangement, United Energy issued a $1.75 million secured convertible term note with a variable rate coupon based on the WSJ Prime Rate. The term note is convertible into equity at an initial conversion price of $1.00 per share. Laurus Funds was also issued warrants to purchase up to 300,000 shares of United Energy's common stock.

     United Energy's Chairman and CEO, Ron Wilen stated, "The arrangement with Laurus Funds provides United Energy additional capital to grow through a more aggressive international sales campaign for its current line of specialty chemicals and possibly the acquisition of value-added operating companies producing other environmentally-friendly chemicals. We view this transaction as extremely positive for United Energy and our shareholders."

ABOUT UNITED ENERGY

     Headquartered in Secaucus, New Jersey, United Energy is actively engaged in the development, manufacture and sale of environmentally friendly specialty chemical products. United Energy's leading product is its KH-30(R) multifunctional dispersant and its line of related products, KX-91(R) and KH-30S(R), which have proven to be effective cleaners in oil and gas wells, pipelines and storage tanks.

FORWARD LOOKING STATEMENTS

     Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations and other risk factors detailed in United Energy's most recent annual report pursuant to the Securities Exchange Act of 1934 and other filings with the Securities and Exchange Commission.

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